Exhibit 99.1

HCP TO OFFER 12.5 MILLION SHARES TO INDEX INVESTORS

LONG BEACH, CA – March 26, 2008 – HCP (NYSE:HCP) announced that it intends to issue to index funds 12.5 million shares of its common stock.  This offering will partially meet the anticipated needs of index funds to purchase HCP common stock when HCP is added to the S&P 500 Index at the close of trading on March 28, 2008.  Goldman, Sachs & Co., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and JPMorgan Securities Inc. will act as joint book-running managers for the offering.

In a separate transaction, HCP has priced a public offering of 4.5 million shares to an active REIT-dedicated institutional investor at a price per share of $33.32, the closing price of HCP’s common stock on March 25, 2008.  The sole underwriter for the offering is Goldman, Sachs & Co.

Net proceeds from both offerings will be used to repay outstanding indebtedness under HCP’s revolving line of credit facility.  All shares are being offered pursuant to an effective registration statement filed with the Securities and Exchange Commission.

Each of the above offerings of shares of HCP common stock may be made only by means of a prospectus. A copy of the prospectus relating to each offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, New York 10004, fax: 212-902-9316 or e-mail at prospectus-ny@ny.email.gs.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc. is a self-administered REIT that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States. As of December 31, 2007, HCP’s portfolio of properties, excluding assets held for sale but including mortgage loans and properties owned by unconsolidated joint ventures, totaled 753 properties among the following segments: 275 senior housing, 105 life science, 269 medical office, 41 hospital and 63 skilled nursing.

Forward-Looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include general economic conditions, the timing of HCP’s anticipated inclusion in the S&P 500 Index and the ability of HCP to complete the offerings. Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Contact:

HCP

Mark A. Wallace

Executive Vice President-Chief Financial Officer and Treasurer

562-733-5100